May 8, 2007
For Immediate Release
Phone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Contact: Joanne Brigandi x 4240

SJI Reports Q1 2007 Results
Hikes Earnings Guidance

Folsom, NJ - South Jersey Industries (NYSE: SJI) today announced income from continuing operations for the first quarter 2007 of $27.2 million, or $0.92 per share, compared with income from continuing operations of $30.9 million, or $1.06 per share for the same quarter of 2006.
Our ongoing practice is to provide supplementary information to reflect the economic value, as opposed to the mark-to-market value, of all of our energy derivative transactions with a non-GAAP financial measure called “Economic Earnings.” Economic Earnings, which eliminates all unrealized gains or losses on commodity derivative transactions and adjusts for realized gains and losses attributed to hedges on inventory transactions, rose over 60% to $38.4 million, or $1.30 per share, for the first quarter of 2007 compared with $23.5 million, or $0.81 per share, for the first quarter of 2006. (Please refer to the Explanation and Reconciliation of Non-GAAP Measures at the end of this release.)
“The strength of our performance during the first quarter and our prospects for the remainder of the year warrant an increase in our Economic Earnings per share guidance for 2007 to between 7% and 12% above the 2006 level of $1.85,” said SJI Chairman & CEO Edward Graham. “The development of multiple income streams at SJI is a very important factor in our continued success and supports our expectations for 2007 performance above our long-term goal of at least 6% to 7% Economic EPS growth. Regulatory and efficiency initiatives at our utility, new energy projects, and the addition of non-utility gas storage capacity are helping position SJI for continued growth,” stated Graham.

SJI’s First Quarter 2007 Highlights:

➢	Produced record earnings on an Economic Earnings basis for SJI.
➢	Produced record utility earnings.
➢	Sets 2007 Economic EPS growth guidance at 7% to 12% above 2006 Economic EPS.
➢	Maintained a strong balance sheet: equity-to-capitalization ratio was 51.1% at March 31, 2007.
➢	Announces signing of deal to develop and operate a thermal plant for the Echelon Resort in Las Vegas.

-MORE-

SJI Earnings - Add 1

Utility Business Posts Record Performance: South Jersey Gas’ first quarter 2007 net income of $24.3 million was over 8% higher than the $22.5 million from last year’s first quarter. The drivers for 2007 performance were customer growth and the implementation of the Conservation Incentive Program Tariff. These positives more than offset lower off-system sales margins, and higher interest and depreciation expenses experienced in the 2007 quarter compared with last year.

•
Conservation Incentive Program Delivers Results - Implemented in the fourth quarter of 2006, the CIP prevented the loss of $3.1 million to SJG’s first quarter net income by offsetting the impacts of reduced customer utilization levels. SJG’s first quarter 2006 results were negatively affected by $1.2 million due to lower- than-normal gas consumption, the impact of which the CIP would have prevented. The CIP has enabled SJG to actively promote energy conservation in our service territory. In addition, our customers are benefiting under the CIP as we have reduced annual gas costs within our gas supply and storage portfolio by an average of $7.1 million over the next three years.

•
Customer Growth Rate at 2.3% - South Jersey Gas added 7,501 customers during the 12-month period ending March 31, 2007, for a total of 332,465. The 2.3% increase remains well above the industry average of 1.5% and we continue to have a substantial queue of requests for new gas services. While we are seeing the impacts of the nationwide slowdown in new housing starts in southern New Jersey, improved margins from our commercial customers have helped mitigate some of that impact. Customers added in the last 12 months are anticipated to contribute approximately $1.9 million to net income annually. Natural gas remains the fuel of choice within our service territory, with over 95% of all new homes constructed using natural gas as their primary heat source.

•
Operating Expense Control Continues - Utility operating expenses were essentially unchanged in the first quarter of 2007 compared with 2006. This performance reflects our focus on cost control and operational efficiency. SJG, with the assistance of an outside consultant, is in the midst of a comprehensive operational review designed to identify and implement additional process improvements.

Non-Utility Increases Economic Earnings Contribution: Non-utility operations produced income from continuing operations on a GAAP basis of $2.9 million in the first quarter of 2007 compared with $8.5 million for the same period in 2006. On an Economic Earnings basis, non-utility income from continuing operations for the first quarter of 2007 was $14.1 million, up substantially from the $1.0 million earned for the same period in 2006.

-MORE-

SJI Earnings - Add 2

•
Commodity Marketing Contributes $13.0 Million to Economic Earnings - The commodity business added $13.0 million to SJI’s Economic Earnings in the first quarter of 2007, up from a loss of $0.5 million for the prior-year period. Volatile natural gas prices, coupled with an increase in gas storage capacity under management from 4.8 Bcf in 2006 to 9.6 Bcf currently, created opportunities for our wholesale commodity business to lock in attractive margins for the period.

•
On-Site Energy Production Contributes $0.8 million to Earnings and Announces Deal for a Las Vegas Thermal Plant - Our on-site energy production business contributed $0.8 million to SJI’s bottom line in the first three months of 2007, compared with $0.9 million in the prior-year period. Marina’s 2007 performance reflected much colder weather conditions during the quarter than experienced in the previous year, resulting in reduced chilling demand. Announced at the end of April, SJI and partner DCO Energy will design, build, own and operate a new thermal facility that will provide for the heating and chilling needs of Boyd Gaming’s Echelon casino and resort project in Las Vegas. The $200 million thermal facility is expected to begin commercial operations in 2010. Marina develops, owns and operates on-site energy plants. These projects provide annuity-like income streams under long-term contracts.

•
Retail Services Contribute $0.3 million to Earnings - Retail services, which include our appliance warranty and repair business, and our meter reading business, contributed $0.3 million in the first quarter compared with $0.6 million for the prior-year period. Performance from our appliance service business was positively impacted in 2006 from a one-time benefit experienced in that year’s first quarter that adjusted for better than expected claims experience on our appliance repair insurance contracts. New offers for solar electricity, home energy audits and commercial HVAC services were initiated during the first quarter of 2007 and are expected to benefit the performance of this business line going forward. SJESP sells appliance service contracts, repairs appliances on a time and material basis, and installs HVAC systems.

SJI’s Balance Sheet Remains Strong: Our equity-to-capitalization ratio, inclusive of short-term debt, was 51.1% at March 31, 2007, compared with 47.7% at the same point in 2006. Strong earnings growth and lower inventory levels produced the improvement. Our goal remains for this ratio to average 50% annually.

-MORE-

SJI Earnings - Add 3

Explanation and Reconciliation of Non-GAAP Financial Measures:
This press release includes the non-GAAP financial measures of Economic Earnings and Economic Earnings per share. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations 1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions that we are marking to market, and 2) adjusting for realized gains and losses, as applicable and in each case after tax, on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn related to commodity transactions. Specifically, we believe that this financial measure indicates to investors the profitability of all portions of these transactions and not just the portion that is subject to mark-to-market valuation measurement. Considering only one side of the transaction can produce a false sense as to the profitability of our commodity marketing activities, as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

 -MORE-

SJI Earnings - Add 4

	Three Months Ended
	March 31,
	2007	2006
	(in thousands)

Income
From Continuing Operation	$27,171	$30,903
Minus/Plus:
Unrealized Mark-to-Market
(Gains)/Losses	11,399	(8,077)
Realized (Gains)/Losses on
Inventory Injection Hedges	(217)	628
Economic Earnings	$38,353	$23,454

Earnings per share
From Continuing Operations	$0.92	$1.06
Minus/Plus:
Unrealized Mark-to-Market
(Gains)/Losses	0.39	(0.27)
Realized (Gains)/Losses on
Inventory Injection Hedges	(0.01)	0.02
Economic Earnings per share	$1.30	$0.81

Non-Utility Income
From Continuing Operations	$2,910	$8,481
Minus/Plus:
Unrealized Mark-to-Market
(Gains)/Losses	11,399	(8,077)
Realized (Gains)/Losses on
Inventory Injection Hedges	(217)	628
Economic Earnings	$14,092	$1,032

Commodity Marketing Income
From Continuing Operations	$1,853	$6,979
Minus/Plus:
Unrealized Mark-to-Market
(Gains)/Losses	11,399	(8,077)
Realized (Gains)/Losses on
Inventory Injection Hedges	(217)	628
Economic Earnings	$13,035	($470)

-MORE-

SJI Earnings - Add 5

Webcast and Conference Call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will be hosting an open conference call and webcast on Tuesday, May 8, 2007 at 11:00am EDT to discuss the company’s 2007 first quarter results and future prospects. To participate in the conference call, dial 1-800-299-0148 approximately 10 minutes ahead of the scheduled time and enter the participant passcode 87212090. To access the webcast simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the code: 56344338. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers or suppliers to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy Solutions, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus and Marina Energy. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

###

SOURCE: DAVID A. KINDLICK	609-561-9000
STEPHEN H. CLARK
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED
	Three Months Ended
	March 31,
	2007	2006

Operating Revenues:
Utility	$265,285	$269,521
Nonutility	103,142	103,090

Total Operating Revenues	368,427	372,611

Operating Expenses:
Cost of Sales - Utility	192,965	201,060
Cost of Sales - Nonutility	90,505	83,178
Operation and Maintenance	20,380	19,072
Depreciation	7,012	6,342
Energy and Other Taxes	5,084	4,731

Total Operating Expenses	315,946	314,383

Operating Income	52,481	58,228

Equity in Affiliated Companies	205	378

Other Income and Expense	364	149

Interest Charges *	(6,969)	(6,366)

Income Taxes	(18,910)	(21,486)

Income from Continuing Operations	27,171	30,903

Discontinued Operations - Net	(148)	(166)

Net Income Applicable to Common Stock	$27,023	$30,737

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$0.925	$1.064
Discontinued Operations - Net	$(0.005)	$(0.006)

Basic Earnings Per Common Share	$0.920	$1.058

Average Common Shares Outstanding - Basic	29,361	29,032

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$0.922	$1.062
Discontinued Operations - Net	$(0.005)	$(0.006)

Diluted Earnings Per Common Share	$0.917	$1.056

Average Common Shares Outstanding - Diluted	29,483	29,100

	Twelve Months Ended
	March 31,
	2007	2006

Operating Revenues:
Utility	$597,763	$633,759
Nonutility	329,481	316,356

Total Operating Revenues	927,244	950,115

Operating Expenses:
Cost of Sales - Utility	423,520	463,229
Cost of Sales - Nonutility	251,849	277,389
Operation and Maintenance	73,071	78,418
Depreciation	26,919	24,500
Energy and Other Taxes	11,830	12,208

Total Operating Expenses	787,189	855,744

Operating Income	140,055	94,371

Equity in Affiliated Companies	957	1,086

Other Income and Expense	2,887	384

Interest Charges *	(28,274)	(22,011)

Income Taxes	(47,107)	(30,015)

Income from Continuing Operations	68,518	43,815

Discontinued Operations - Net	(800)	(691)

Net Income Applicable to Common Stock	$67,718	$43,124

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$2.337	$1.538
Discontinued Operations - Net	$(0.027)	$(0.024)

Basic Earnings Per Common Share	$2.310	$1.514

Average Common Shares Outstanding - Basic	29,257	28,483

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$2.329	$1.528
Discontinued Operations - Net	$(0.027)	$(0.024)

Diluted Earnings Per Common Share	$2.302	$1.504

Average Common Shares Outstanding - Diluted	29,379	28,668

*Net of rate recovery of carrying costs on certain
unrecovered fuel and environmental remediation expenses.